Exhibit 99.1

Celanese Corporation
Investor Relations
Corporate News Release	1601 West LBJ Freeway
Dallas, Texas 75234
Celanese Corporation Reports Fourth Quarter and Full Year 2010 Results;
Raises Outlook for 2011
Fourth quarter highlights:
•	Net sales were $1,507 million, up 9% from prior year period

•	Operating profit was $138 million versus $109 million in prior year period

•	Net earnings were $56 million versus $6 million in prior year period

•	Operating EBITDA was $262 million, up 15% from prior year period

•	Diluted EPS from continuing operations was $0.64 versus $0.00 in prior year period

•	Adjusted EPS was $0.73, up 43% from prior year period

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions, except per share data) — Unaudited	2010	2009	2010	2009
		As adjusted[3]		As adjusted[3]

Net sales	1,507	1,388	5,918	5,082
Operating profit (loss)	138	109	501	290
Net earnings (loss) attributable to Celanese Corporation	56	6	375	498
Operating EBITDA [1]	262	228	1,122	857
Diluted EPS — continuing operations	$0.64	$0.00	$2.68	$3.14
Diluted EPS — total	$0.35	$0.03	$2.37	$3.17
Adjusted EPS [2]	$0.73	$0.51	$3.37	$1.75

[1]	Non-U.S. GAAP measure. See reconciliation in Table 1.

[2]	Non-U.S. GAAP measure. See reconciliation in Table 6.

[3]	The company’s Ibn Sina investment is now included in the Advanced Engineered Materials segment using the equity method of accounting. These results were previously reported in the Acetyl Intermediates segment using the cost method of accounting. Amounts have been retrospectively adjusted to reflect these changes.
Dallas, February 1, 2011: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported fourth quarter 2010 net sales of $1,507 million, a 9 percent increase from the same period last year. All of its operating segments experienced improved pricing and higher volumes which drove the improved results and more than offset unfavorable currency impacts. Operating profit increased to $138 million from $109 million in the prior year period. This quarter’s results included a net $16 million of other charges and other adjustments which were primarily related to the company’s previously announced manufacturing optimization efforts compared with $17 million in the prior year period. Net earnings were $56 million compared with $6 million in the same period last year, also reflecting strong performance from the company’s strategic affiliates in the current period. Diluted earnings per share from continuing operations were $0.64 compared with $0.00 in the prior year period. Diluted earnings per share were $0.35 compared with $0.03 in the same period last year.
Adjusted earnings per share in the fourth quarter of 2010 increased to $0.73 from $0.51 in the same period last year. Adjusted earnings per share in the current period were based on an effective tax rate of 20 percent and a diluted share count of 158.3 million. Operating EBITDA rose 15 percent to $262 million from $228 million in the same period last year. Adjusted earnings per share and operating EBITDA excluded the $16 million of other charges and other adjustments.
“Our fourth quarter 2010 performance concludes a very strong year with record full-year earnings in Consumer Specialties, Advanced Engineered Materials and Industrial Specialties, as well as significantly improved performance in Acetyl Intermediates,” said David Weidman, chairman and chief executive officer. “With successful innovation efforts, a sustained focus on productivity and the breadth of our geographic profile, Celanese, with its unique portfolio of leading global businesses, is extremely well positioned for value creation both in the near-term and long-term.”
Recent Highlights
•	Announced its newly developed advanced technology to produce ethanol. This innovative, new process combines the company’s proprietary and industry-leading acetyl platform with highly advanced manufacturing technology to produce ethanol from hydrocarbon-sourced feedstocks.

•	Signed letters of intent for projects to construct and operate industrial ethanol production facilities in Nanjing, China, at the Nanjing Chemical Industrial Park and in Zhuhai, China, at the Gaolan Port Economic Zone.

•	Signed a memorandum of understanding (MOU) with Wison (China) Holding Co., Ltd., a Chinese synthesis gas supplier, for production of certain feedstocks used in the company’s advanced ethanol production process.

•	Launched VitalDose™, an ethylene vinyl acetate (EVA) polymer-based excipient that facilitates drug makers’ efforts to develop and commercialize controlled-release pharmaceutical solutions.
Fourth Quarter Segment Overview
Advanced Engineered Materials
Advanced Engineered Materials sustained year-over-year volume growth on continued strong global demand, further supported by the results of its successful innovation efforts. Net sales for the fourth quarter of 2010 were $274 million compared with $239 million in the prior year period, driven by increased volumes for its high performance polymers. This quarter’s results benefited from higher value-in-use pricing and sales related to the company’s recent acquisitions which more than offset the impacts of currency. Operating profit was $33 million compared with $34 million in the same period last year as the profit contribution from higher volumes and pricing were offset by increased raw material costs and other expenses primarily associated with a planned turnaround in North America and the timing of other costs. Operating profit in the quarter was also negatively impacted by expenses associated with the company’s planned European expansion. Operating EBITDA in the fourth quarter of 2010, which excluded the impact of the inventory build in support of the European expansion, was $68 million and unchanged from the prior year period. Advanced Engineered Materials strategic affiliates continued to provide benefits from both growth in emerging markets and advantaged raw material positions in the period. Equity earnings from the Ibn Sina affiliate were $17 million, a $1 million decrease from last year’s results. Total equity earnings from the company’s Asian affiliates were $13 million compared with $0 in the prior year period on improved performance in the current period and the impact of a planned turnaround at one of the Asian affiliates during the fourth quarter of 2009.
Consumer Specialties
Consumer Specialties delivered strong performance on improved global demand across all product lines, particularly for cellulose acetate products. Net sales for the fourth quarter were $281 million compared with $267 million in the same period last year driven by higher volumes and increased pricing. Operating profit increased to $59 million from $47 million in the prior year period as the favorable volume and pricing more than offset increased raw material and energy costs as well as other charges and other adjustments primarily associated with the planned closure of the company’s acetate flake and tow manufacturing operations in Spondon, Derby, United Kingdom. Operating EBITDA, which excluded charges associated with the plant closure and other adjustments, was $80 million compared with $65 million in the prior year.
Industrial Specialties
Industrial Specialties benefited from its application innovation efforts and strong demand. Net sales for the fourth quarter of 2010 were $249 million compared with $229 million in the same period last year, resulting from higher pricing and volumes. Higher pricing for EVA performance polymers products was driven by favorable product mix on strong demand, particularly for photovoltaic applications, helping to offset unfavorable currency effects. Volumes also improved in the Emulsions business, driven by the benefits of new product innovation and commercialization. Operating profit in the fourth quarter of 2010 was $11 million compared with $16 million in the prior year period as the higher volumes and pricing were partially offset by higher raw material costs, particularly in the Emulsions business. Fourth quarter 2009 results included a $10 million captive insurance recovery related to the force majeure event at the company’s performance polymers facility in Edmonton, Canada. Operating EBITDA was $27 million compared with $19 million, excluding the insurance recovery in the prior year period.
Acetyl Intermediates
Acetyl Intermediates delivered improved results on seasonally strong demand for acetic acid and downstream derivative products. Net sales for the fourth quarter of 2010 were $799 million compared with $743 million in the same period last year. The increase was primarily driven by improved pricing across all global regions for the major acetyl product lines, particularly for downstream derivatives. The improved pricing environment was supported by increased raw material costs as well as favorable industry conditions resulting from energy conservation efforts in China that affected competing technologies. Downstream derivative volumes also improved due to demand recovery in the Americas and Europe. Operating profit in the current period increased to $94 million from $72 million in the prior year period, driven by the higher pricing and volumes, as well as the benefits of the closure of the company’s operations in Pardies, France. These benefits were partially offset by higher raw material costs for methanol and ethylene. Operating EBITDA rose to $127 million in the fourth quarter of 2010 from $111 million in the same period last year.
Taxes
The tax rate for adjusted earnings per share was 20 percent in the year ended December 31, 2010 compared with 29 percent in the first six months of 2009 and 23 percent for the last six months of 2009. The U.S. GAAP effective tax rate for continuing operations in 2010 was 21 percent versus negative 97 percent in 2009. The effective tax rate for 2009 was favorably impacted by the release of the U.S. valuation allowance on net deferred tax assets, partially offset by increases in valuation allowances on certain foreign net deferred tax assets and the effect of new tax legislation in Mexico. The effective rate for 2010 was favorably impacted by amendments to tax legislation in Mexico.
Cash taxes paid were $135 million in 2010 compared with $17 million in 2009. The increase in cash taxes paid is primarily the result of increased earnings in 2010 and the timing of cash taxes in certain jurisdictions.
Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company’s earnings and operating EBITDA, were $37 million in the fourth quarter of 2010, a $15 million increase from the prior year period. Equity and cost investment dividends, which are included in cash flows, were $18 million, a $5 million decrease from the same period last year.
Earnings in equity investments for Ticona’s strategic affiliates in Asia were $13 million higher than the prior year period. Proportional affiliate EBITDA for the Asian affiliates was $30 million, a $9 million increase from the same period last year.
Equity in net earnings for Ticona’s Middle Eastern affiliates, which includes the company’s Ibn Sina affiliate, were $17 million in the fourth quarter of 2010 compared with $18 million in the same period last year. Proportional affiliate EBITDA for the Middle Eastern affiliates was $2 million lower than the prior year period.
The company’s total proportional affiliate EBITDA of equity investments for the fourth quarter of 2010 was $72 million, an $11 million increase from the same period last year and $35 million more than reported in the company’s operating EBITDA. The company’s total proportional net debt of affiliates was $96 million as of December 31, 2010.

Cash Flow
Cash and cash equivalents at the end of the fourth quarter of 2010 were $740 million, $514 million lower than the same period in 2009. Cash flow provided by operating activities was $452 million for the full year 2010 compared with $596 million in the prior year, as higher trade working capital and higher cash taxes offset the improved operating performance.
The company used $560 million in net cash for investing activities in the full year 2010 compared with $31 million provided in 2009. During 2010, the company spent a total of $312 million of capital expenditures related to the relocation of Ticona’s business in Kelsterbach, Germany and related capacity expansion. The 2009 results included an advance payment of $412 million and $351 million of capital expenditures and other expenses related to the relocation and expansion. The 2009 results also included net cash of $168 million received from the sale of the polyvinyl alcohol business.
Net cash used in financing activities totaled $388 million in the full year 2010 compared with $112 million in 2009. In 2010, the company repaid a net of $297 million of long-term debt, repurchased $48 million of its outstanding common shares, paid $31 million of dividends and paid $24 million of debt refinancing costs.
Net debt at the end of the fourth quarter of 2010 was $2,478 million, $231 million higher than the prior year period.
Outlook
Based on the strength of its 2010 performance, its confidence in its earnings growth programs, and its expectations for a continued, modest global economic recovery, the company raised its outlook for the full year 2011. The company expects full year 2011 adjusted earnings per share to be at least $0.60 higher and operating EBITDA to be at least $150 million higher than 2010 results.
“We are confident that our unique portfolio of technology and specialty materials businesses, coupled with our ongoing growth, innovation and productivity initiatives, will enable us to deliver significant earnings improvement and increased value for our shareholders,” said Weidman. “We continue to see healthy demand across all of our business lines and expect to see earnings growth in every segment in 2011.”
Contacts:

Investor Relations	Media — U.S.	Media — Europe
Andy Green	Jacqueline Terry	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 4417	Phone: +49 (0)6107 772 1574
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49 (0)6107 772 7231
Andy.Green@celanese.com	Jacqueline.Terry@celanese.com	J.Kurth@celanese.com

Celanese Corporation is a global technology leader in the production of specialty materials and chemical products which are used in most major industries and consumer applications. Our products, essential to everyday living, are manufactured in North America, Europe and Asia. Known for operational excellence, sustainability and premier safety performance, Celanese delivers value to customers around the globe with best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,250 employees worldwide and had 2010 net sales of $5.9 billion, with approximately 72% generated outside of North America. For more information about Celanese Corporation and its global product offerings, visit www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.
There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of business cycles, particularly in the automotive, electrical, electronics and construction industries; changes in the price and availability of raw materials; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedule acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products; compliance and other costs and potential disruption of production due to accidents or other unforeseen events or delays in construction or operation of facilities; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; and various other factors discussed from time to time in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects the following performance measures: operating EBITDA, business operating EBITDA, proportional affiliate EBITDA and affiliate EBITDA, adjusted earnings per share, and net debt as non-U.S. GAAP measures. These measurements are not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA and business operating EBITDA is net income; for proportional affiliate EBITDA is equity in net earnings of affiliates; for affiliate EBITDA is operating profit; for adjusted earnings per share is earnings per common share-diluted; and for net debt is total debt.
Use of Non-U.S. GAAP Financial Information
•	Operating EBITDA is defined by the company as net earnings plus loss (earnings) from discontinued operations, interest expense, taxes, and depreciation and amortization, and further adjusted for Other Charges and Adjustments as described in Table 7. We present operating EBITDA because we consider it an important supplemental measure of our operations and financial performance. We believe that operating EBITDA is more reflective of our operations as it provides transparency to investors and enhances period-to-period comparability of our operations and financial performance. Operating EBITDA is one of the measures management uses for its planning and budgeting process to monitor and evaluate financial and operating results and for the company’s incentive compensation plan. Operating EBITDA should not be considered as an alternative to net income determined in accordance with U.S. GAAP. We may provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a U.S. GAAP financial measure because a forecast of Other Charges and Adjustments is not practical.

•	Business operating EBITDA is defined by the company as net earnings plus loss (earnings) from discontinued operations, interest expense, taxes and depreciation and amortization, and further adjusted for Other Charges and Adjustments as described in Table 7, less equity in net earnings of affiliates, dividend income from cost investments and other (income) expense. This supplemental performance measure reflects the operating results of the company’s operations without regard to the financial impact of its equity and cost investments.

•	Proportional affiliate EBITDA is defined by the company as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. Affiliate EBITDA is defined by the company as operating profit plus the depreciation and amortization of its equity affiliates. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider proportional affiliate EBITDA as an additional measure of operating results.

•	Adjusted earnings per share is a measure used by management to measure performance. It is defined by the company as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for Other Charges and Adjustments as described in Table 7, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We may provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a U.S. GAAP financial measure without unreasonable effort because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. Note: The tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year, excluding changes in uncertain tax positions, discrete items and other material items adjusted out of our U.S. GAAP earnings for adjusted earnings per share purposes, and changes in management’s assessments regarding the ability to realize deferred tax assets. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ significantly from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any future period.

•	Net debt is defined by the company as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s capital structure. Our management and credit analysts use net debt to evaluate the company’s capital structure and assess credit quality. Proportional net debt is defined as our proportionate share of our affiliates’ net debt.
Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Preliminary Consolidated Statements of Operations — Unaudited

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions, except per share data)	2010	2009	2010	2009
		As Adjusted[1]		As Adjusted[1]
Net sales	1,507	1,388	5,918	5,082
Cost of sales	(1,194)	(1,099)	(4,738)	(4,079)

Gross profit	313	289	1,180	1,003

Selling, general and administrative expenses	(132)	(133)	(505)	(474)
Amortization of Intangible assets	(16)	(19)	(61)	(77)
Research and development expenses	(18)	(17)	(70)	(70)
Other (charges) gains, net	(1)	(13)	(48)	(136)
Foreign exchange gain (loss), net	(4)	1	(3)	2
Gain (loss) on disposition of businesses and assets, net	(4)	1	8	42

Operating profit (loss)	138	109	501	290

Equity in net earnings (loss) of affiliates	37	22	168	99
Interest expense	(58)	(51)	(204)	(207)
Refinancing expense	—	—	(16)	—
Interest income	5	1	7	8
Dividend income — cost investments	—	—	73	57
Other income (expense), net	6	6	7	4

Earnings (loss) from continuing operations before tax	128	87	536	251

Income tax (provision) benefit	(27)	(85)	(112)	243

Earnings (loss) from continuing operations	101	2	424	494

Earnings (loss) from operation of discontinued operations	(72)	6	(80)	6
Gain on disposal of discontinued operations	—	—	2	—
Income tax (provision) benefit, discontinued operations	27	(2)	29	(2)

Earnings (loss) from discontinued operations	(45)	4	(49)	4

Net earnings (loss)	56	6	375	498
Less: Net earnings (loss) attributable to noncontrolling interests	—	—	—	—

Net earnings (loss) attributable to Celanese Corporation	56	6	375	498

Cumulative preferred stock dividend	—	(2)	(3)	(10)

Net earnings (loss) available to common shareholders	56	4	372	488

Amounts attributable to Celanese Corporation
Earnings (loss) per common share — basic
Continuing operations	$0.65	$0.00	$2.72	$3.37
Discontinued operations	(0.29)	0.03	(0.31)	0.03

Net earnings (loss) — basic	$0.36	$0.03	$2.41	$3.40

Earnings (loss) per common share — diluted
Continuing operations	$0.64	$0.00	$2.68	$3.14
Discontinued operations	(0.29)	0.03	(0.31)	0.03

Net earnings (loss) — diluted	$0.35	$0.03	$2.37	$3.17

Weighted average shares (millions)
Basic	155.7	144.1	154.6	143.7
Diluted	158.3	144.1	158.4	157.1

[1]	The company’s Ibn Sina investment is now included in the Advanced Engineered Materials segment using the equity method of accounting. These results were previously reported in the Acetyl Intermediates segment using the cost method of accounting. Amounts have been retrospectively adjusted to reflect these changes.

Preliminary Consolidated Balance Sheets — Unaudited

	December 31,	December 31,
(in $ millions)	2010	2009
		As Adjusted[1]
ASSETS
Current assets
Cash & cash equivalents	740	1,254
Trade receivables — third party and affiliates, net	827	721
Non-trade receivables	253	262
Inventories	610	522
Deferred income taxes	92	42
Marketable securities, at fair value	78	3
Assets held for sale	9	2
Other assets	59	50

Total current assets	2,668	2,856

Investments in affiliates	838	792
Property, plant and equipment, net	3,017	2,797
Deferred income taxes	443	484
Marketable securities, at fair value	—	80
Other assets	289	311
Goodwill	774	798
Intangible assets, net	252	294

Total assets	8,281	8,412

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current installments of long-term debt — third party and affiliates	228	242
Trade payables — third party and affiliates	673	649
Other liabilities	596	611
Deferred income taxes	28	33
Income taxes payable	17	72

Total current liabilities	1,542	1,607

Long-term debt	2,990	3,259
Deferred income taxes	116	137
Uncertain tax positions	273	229
Benefit obligations	1,359	1,288
Other liabilities	1,077	1,306
Commitments and contingencies
Shareholders’ equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(829)	(781)
Additional paid-in capital	574	522
Retained earnings	1,849	1,505
Accumulated other comprehensive income (loss), net	(670)	(660)

Total Celanese Corporation shareholders’ equity	924	586
Noncontrolling interests	—	—

Total shareholders’ equity	924	586

Total liabilities and shareholders’ equity	8,281	8,412

[1]	The company’s Ibn Sina investment is now included in the Advanced Engineered Materials segment using the equity method of accounting. These results were previously reported in the Acetyl Intermediates segment using the cost method of accounting. Amounts have been retrospectively adjusted to reflect these changes.

Table 1

Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA — a Non-U.S. GAAP Measure — Unaudited

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions)	2010	2009	2010	2009
		As Adjusted[4]		As Adjusted[4]
Net Sales
Advanced Engineered Materials	274	239	1,109	808
Consumer Specialties	281	267	1,098	1,084
Industrial Specialties	249	229	1,036	974
Acetyl Intermediates	799	743	3,082	2,603
Other Activities [1]	1	1	2	2
Intersegment eliminations	(97)	(91)	(409)	(389)

Total	1,507	1,388	5,918	5,082

Operating Profit (Loss)
Advanced Engineered Materials	33	34	184	38
Consumer Specialties	59	47	164	231
Industrial Specialties	11	16	89	89
Acetyl Intermediates	94	72	243	92
Other Activities [1]	(59)	(60)	(179)	(160)

Total	138	109	501	290

Other Charges and Other Adjustments [2]
Advanced Engineered Materials	(14)	(3)	(36)	—
Consumer Specialties	13	4	97	10
Industrial Specialties	6	(8)	(19)	(26)
Acetyl Intermediates	6	7	62	103
Other Activities [1]	5	17	11	30

Total	16	17	115	117

Depreciation and Amortization Expense [3]
Advanced Engineered Materials	19	19	72	72
Consumer Specialties	9	13	37	50
Industrial Specialties	10	11	41	46
Acetyl Intermediates	25	29	97	111
Other Activities [1]	2	2	11	11

Total	65	74	258	290

Business Operating EBITDA
Advanced Engineered Materials	38	50	220	110
Consumer Specialties	81	64	298	291
Industrial Specialties	27	19	111	109
Acetyl Intermediates	125	108	402	306
Other Activities [1]	(52)	(41)	(157)	(119)

Total	219	200	874	697

Equity Earnings, Cost — Dividend Income and Other Income (Expense)
Advanced Engineered Materials	30	18	143	76
Consumer Specialties	(1)	1	73	57
Industrial Specialties	—	—	—	—
Acetyl Intermediates	2	3	9	9
Other Activities [1]	12	6	23	18

Total	43	28	248	160

Operating EBITDA
Advanced Engineered Materials	68	68	363	186
Consumer Specialties	80	65	371	348
Industrial Specialties	27	19	111	109
Acetyl Intermediates	127	111	411	315
Other Activities [1]	(40)	(35)	(134)	(101)

Total	262	228	1,122	857

[1]	Other Activities primarily includes corporate selling, general and administrative expenses and the results from captive insurance companies.

[2]	See Table 7 for details.

[3]	Excludes accelerated depreciation and amortization associated with plant closures included in Other Charges and Other Adjustments above. See Table 1A for details.

[4]	The company’s Ibn Sina investment is now included in the Advanced Engineered Materials segment using the equity method of accounting. These results were previously reported in the Acetyl Intermediates segment using the cost method of accounting. Amounts have been retrospectively adjusted to reflect these changes.

Table 1A

Reconciliation of consolidated Operating EBITDA to net earnings (loss) — Unaudited

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions)	2010	2009	2010	2009

		As adjusted[3]		As adjusted[3]
Net earnings (loss) attributable to Celanese Corporation	56	6	375	498
(Earnings) loss from discontinued operations	45	(4)	49	(4)
Interest income	(5)	(1)	(7)	(8)
Interest expense	58	51	204	207
Refinancing expense	—	—	16	—
Income tax provision (benefit)	27	85	112	(243)
Depreciation and amortization expense[2]	65	74	258	290
Other charges (gains), net [1]	1	13	48	136
Other adjustments [1]	15	4	67	(19)

Operating EBITDA	262	228	1,122	857

Detail by Segment
Advanced Engineered Materials	68	68	363	186
Consumer Specialties	80	65	371	348
Industrial Specialties	27	19	111	109
Acetyl Intermediates	127	111	411	315
Other Activities [4]	(40)	(35)	(134)	(101)

Operating EBITDA	262	228	1,122	857

[1]	See Table 7 for details.

[2]	Excludes accelerated depreciation and amortization associated with plant closures as detailed in the table below and included in Other adjustments above.

[3]	The company’s Ibn Sina investment is now included in the Advanced Engineered Materials segment using the equity method of accounting. These results were previously reported in the Acetyl Intermediates segment using the cost method of accounting. Amounts have been retrospectively adjusted to reflect these changes.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions)	2010	2009	2010	2009

Advanced Engineered Materials	—	1	4	1
Consumer Specialties	4	—	5	—
Industrial Specialties	—	(1)	—	5
Acetyl Intermediates	—	1	20	12
Other Activities [4]	(1)	—	—	—

Accelerated depreciation and amortization	3	1	29	18

Depreciation and amortization expense[2]	65	74	258	290

Total depreciation and amortization	68	75	287	308

[4]	Other Activities primarily includes corporate selling, general and administrative expenses and the results from captive insurance companies.

Table 2

Factors Affecting Business Segment Net Sales — Unaudited
Three Months Ended December 31, 2010 Compared to Three Months Ended December 31, 2009

	Volume	Price	Currency	Other	Total

Advanced Engineered Materials	10%	5%	-5%	5%[2]	15%
Consumer Specialties	5%	1%	-1%	0%	5%
Industrial Specialties	4%	9%	-4%	0%	9%
Acetyl Intermediates	3%	8%	-3%	0%	8%
Total Company	5%	7%	-3%	0%[1]	9%

Twelve Months Ended December 31, 2010 Compared to Twelve Months Ended December 31, 2009

	Volume	Price	Currency	Other	Total

Advanced Engineered Materials	35%	1%	-3%	4%[2]	37%
Consumer Specialties	2%	0%	-1%	0%	1%
Industrial Specialties	11%	6%	-3%	-8%[3]	6%
Acetyl Intermediates	10%	10%	-2%	0%	18%
Total Company	13%	7%	-2%	-2%[1]	16%

[1]	Includes the effects of the captive insurance companies and the impact of fluctuations in intersegment eliminations.

[2]	2010 includes the effects of the FACT GmbH (Future Advanced Composites Technology) and DuPont acquisitions.

[3]	2010 does not include the effects of the PVOH business, which was sold on July 1, 2009.
Table 3
Cash Flow Information — Unaudited

	Twelve Months Ended
	December 31,
(in $ millions)	2010	2009

Net cash provided by operating activities	452	596
Net cash provided by (used in) investing activities [1]	(560)	31
Net cash used in financing activities	(388)	(112)
Exchange rate effects on cash	(18)	63
Cash and cash equivalents at beginning of period	1,254	676

Cash and cash equivalents at end of period	740	1,254

[1]	2010 includes $0 million of cash received and $312 million of capital expenditures related to the Ticona Kelsterbach plant relocation. 2009 includes $412 million of cash received and $351 million of capital expenditures related to the Ticona Kelsterbach plant relocation.
Table 4
Cash Dividends Received — Unaudited

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions)	2010	2009	2010	2009

		As Adjusted[1]		As Adjusted[1]
Dividends from equity investments	18	23	138	78
Dividends from cost investments	—	—	73	57

Total	18	23	211	135

[1]	The company’s Ibn Sina investment is now included in the Advanced Engineered Materials segment using the equity method of accounting. These results were previously reported in the Acetyl Intermediates segment using the cost method of accounting. Amounts have been retrospectively adjusted to reflect these changes.

Table 5

Net Debt — Reconciliation of a Non-U.S. GAAP Measure — Unaudited

	December 31,	December 31,
(in $ millions)	2010	2009

Short-term borrowings and current installments of long-term debt — third party and affiliates	228	242
Long-term debt	2,990	3,259

Total debt	3,218	3,501
Less: Cash and cash equivalents	740	1,254

Net Debt	2,478	2,247

Table 6
Adjusted Earnings (Loss) Per Share — Reconciliation of a Non-U.S. GAAP Measure — Unaudited

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
(in $ millions, except per share data)	2010		2009		2010		2009

			As Adjusted[5]				As Adjusted[5]
		per		per		per		per
		share		share		share		share
Earnings (loss) from continuing operations	101	0.64	2	0.00	424	2.68	494	3.14
Deduct Income tax (provision) benefit	(27)		(85)		(112)		243

Earnings (loss) from continuing operations before tax	128		87		536		251
Other charges and other adjustments [1]	16		17		115		117
Refinancing expense[2]	—		—		16		—

Adjusted earnings (loss) from continuing operations before tax	144		104		667		368
Income tax (provision) benefit on adjusted earnings [3]	(29)		(24)		(133)		(93)
Less: Noncontrolling interests	—		—		—		—

Adjusted earnings (loss) from continuing operations	115	0.73	80	0.51	534	3.37	275	1.75

Diluted shares (in millions) [4]

Weighted average shares outstanding		155.7		144.1		154.6		143.7
Assumed conversion of preferred stock		—		12.1		1.6		12.1
Dilutive restricted stock units		0.6		0.3		0.4		0.2
Dilutive stock options		2.0		1.9		1.8		1.1

Total diluted shares		158.3		158.4		158.4		157.1

[1]	See Table 7 for details.

[2]	Relates to the issuance of senior unsecured notes and the amendment and extension of the existing credit agreement.

[3]	The adjusted effective tax rate is 20% for the three and twelve months ended December 31, 2010. The adjusted effective tax rate is 29% for the six months ended June 30, 2009 and 23% for the six months ended December 31, 2009.

[4]	Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.

[5]	The company’s Ibn Sina investment is now included in the Advanced Engineered Materials segment using the equity method of accounting. These results were previously reported in the Acetyl Intermediates segment using the cost method of accounting. Amounts have been retrospectively adjusted to reflect these changes.

Table 7
Reconciliation of Other Charges and Other Adjustments — Unaudited
Other Charges:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions)	2010	2009	2010	2009

Employee termination benefits	6	11	32	105
Plant/office closures	—	(3)	4	17
Ticona Kelsterbach plant relocation	9	6	26	16
Plumbing actions	(17)	(7)	(57)	(10)
Asset impairments	1	6	74	14
Insurance recoveries	—	—	(18)	(6)
Resolution of commercial disputes	2	—	(13)	—

Total	1	13	48	136

Other Adjustments: [1]

	Three Months Ended		Twelve Months Ended		Income
	December 31,		December 31,		Statement
(in $ millions)	2010	2009	2010	2009	Classification

Business optimization	6	4	16	7	Cost of sales / SG&A
Ticona Kelsterbach plant relocation	(6)	(3)	(13)	—	Cost of sales
Plant closures	3	9	17	25	Cost of sales / SG&A
Contract termination	—	—	22	—	Cost of sales
(Gain) loss on disposition of assets	5	—	(10)	—	(Gain) loss on disposition
(Gain) on sale of PVOH business	—	—	—	(34)	(Gain) loss on disposition
Write-off of other productive assets	1	—	18	—	Cost of sales
Other[2]	6	(6)	17	(17)	Various

Total	15	4	67	(19)

Total other charges and other adjustments	16	17	115	117

[1]	These items are included in net earnings but not included in other charges.

[2]	The twelve months ended December 31, 2009 includes a one-time adjustment to Equity in net earnings (loss) of affiliates of $19 million.

Table 8
Equity Affiliate Preliminary Results — Total — Unaudited

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions)	2010	2009	2010	2009
		As Adjusted[5]		As Adjusted[5]

Net Sales
Ticona Affiliates — Asia[1]	400	344	1,543	1,105
Ticona Affiliates — Middle East[2]	205	203	923	630
Infraserv Affiliates[3]	579	642	2,070	2,186

Total	1,184	1,189	4,536	3,921

Operating Profit
Ticona Affiliates — Asia[1]	43	23	222	58
Ticona Affiliates — Middle East[2]	84	87	400	253
Infraserv Affiliates[3]	31	16	101	103

Total	158	126	723	414

Depreciation and Amortization
Ticona Affiliates — Asia[1]	22	21	85	87
Ticona Affiliates — Middle East[2]	8	11	33	31
Infraserv Affiliates[3]	26	28	101	103

Total	56	60	219	221

Affiliate EBITDA[4]
Ticona Affiliates — Asia[1]	65	44	307	145
Ticona Affiliates — Middle East[2]	92	98	433	284
Infraserv Affiliates[3]	57	44	202	206

Total	214	186	942	635

Net Income
Ticona Affiliates — Asia[1]	27	—	134	15
Ticona Affiliates — Middle East[2]	74	76	357	222
Infraserv Affiliates[3]	20	11	75	72

Total	121	87	566	309

Net Debt
Ticona Affiliates — Asia[1]	53	131	53	131
Ticona Affiliates — Middle East[2]	(64)	(39)	(64)	(39)
Infraserv Affiliates[3]	277	491	277	491

Total	266	583	266	583

[1]	Ticona Affiliates — Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (50%).

[2]	Ticona Affiliates — Middle East accounted for using the equity method includes National Methanol Company (IBN Sina) (25%).

[3]	Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).

[4]	Affiliate EBITDA, a non-U.S. GAAP measure, is the sum of Operating Profit and Depreciation and Amortization.

[5]	The company’s Ibn Sina investment is now included in the Advanced Engineered Materials segment using the equity method of accounting. These results were previously reported in the Acetyl Intermediates segment using the cost method of accounting. Amounts have been retrospectively adjusted to reflect these changes.

Table 8 (continued)
Equity Affiliate Preliminary Results — Celanese Proportional Share — Unaudited5

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions)	2010	2009	2010	2009
	As Adjusted[8]			As Adjusted[8]
Proportional Net Sales
Ticona Affiliates — Asia[1]	185	159	713	510
Ticona Affiliates — Middle East[2]	51	50	231	157
Infraserv Affiliates[3]	190	210	679	707

Total	426	419	1,623	1,374

Proportional Operating Profit
Ticona Affiliates — Asia[1]	20	11	103	28
Ticona Affiliates — Middle East[2]	21	22	100	63
Infraserv Affiliates[3]	11	6	33	33

Total	52	39	236	124

Proportional Depreciation and Amortization
Ticona Affiliates — Asia[1]	10	10	39	40
Ticona Affiliates — Middle East[2]	2	3	8	8
Infraserv Affiliates[3]	8	9	33	33

Total	20	22	80	81

Proportional Affiliate EBITDA[4]
Ticona Affiliates — Asia[1]	30	21	142	68
Ticona Affiliates — Middle East[2]	23	25	108	71
Infraserv Affiliates[3]	19	15	66	66

Total	72	61	316	205

Equity in net earnings of affiliates (as reported on the Income Statement)
Ticona Affiliates — Asia[1,7]	13	—	63	7
Ticona Affiliates — Middle East[2]	17	18	81	51
Infraserv Affiliates[3]	7	4	24	22

Total	37	22	168	80

Proportional Affiliate EBITDA in excess of Equity in net earnings of affiliates[6]
Ticona Affiliates — Asia[1]	17	21	79	61
Ticona Affiliates — Middle East[2]	6	7	27	20
Infraserv Affiliates[3]	12	11	42	44

Total	35	39	148	125

Proportional Net Debt
Ticona Affiliates — Asia[1]	23	58	23	58
Ticona Affiliates — Middle East[2]	(16)	(10)	(16)	(10)
Infraserv Affiliates[3]	89	162	89	162

Total	96	210	96	210

[1]	Ticona Affiliates — Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (50%).

[2]	Ticona Affiliates — Middle East accounted for using the equity method includes National Methanol Company (IBN Sina) (25%).

[3]	Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).

[4]	Affiliate EBITDA, a non-U.S. GAAP measure, is the sum of Operating Profit and Depreciation and Amortization.

[5]	Calculated by multiplying each affiliate’s total share amount by Celanese’s respective ownership percentage, netted by reporting category.

[6]	Calculated as Affiliate EBITDA less Equity in net earnings of affiliates; not included in Celanese operating EBITDA.

[7]	The year ended December 31, 2009 excludes a one-time tax adjustment to Equity in net earnings of affiliates of $19 million.

[8]	The company’s Ibn Sina investment is now included in the Advanced Engineered Materials segment using the equity method of accounting. These results were previously reported in the Acetyl Intermediates segment using the cost method of accounting. Amounts have been retrospectively adjusted to reflect these changes.